Exhibit 10.(d)(ii)

BECTON, DICKINSON AND COMPANY

1996 DIRECTORS' DEFERRAL PLAN

Adopted As Of November 1, 1996
And Amended and Restated As of December 31, 2007

ARTICLE I

Definitions

1.1	"Accrued Pension" means the U.S. dollar amount of the actuarially-determined present value of the accrued and unpaid past service pension benefits under the Directors' Nonqualified Pension Arrangements of a Director acting as such at and as of June 30, 1996, as calculated by Kwasha Lipton as of the Termination Date, taking into account the Director's age and years and months of past service and such other assumptions as shall be reasonable and uniformly applied to all Directors.

1.2	"Additional Deferral Election" means the election by a participant under Section 3.6(b) to further defer the date payment otherwise would be made (or begin to be made) from a participant's Deferred Account.

1.3	"Annual Share Amount" means the number of shares of Common Stock (which is set as of the date hereof at 400 shares) that the Board, from time to time, may agree to credit to Deferred Stock Accounts as compensation to continuing Directors.

1.4	"Board" means the Board of Directors of the Company.

1.5	"Change-of-Form Election" means the election by a participant under Section 3.6(a) to change the form of distribution from any of his or her Deferred Accounts.

1.6	"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

1.7	"Committee" means the Committee on Directors of the Board, or such other committee as may be designated by the Board to be responsible for administering the Plan.

1.8	"Common Stock" means the common stock ($1.00 par value) of the Company, including any shares into which it may be split, subdivided or combined.

1.9	"Company" means Becton, Dickinson and Company, and any successor thereto.

1.10	"Conversion Election" means the election by a participant under Section 3.5(a) to convert some or all of his or her Deferred Retainer Account balance, Deferred Fees Account balance and/or Deferred Dividends Account balance from a cash balance into a Deferred Stock Account balance.

1.11	"Deferral Election" means a Deferred Pension Election, Restricted Stock Election, Deferred Dividends Election, Deferred Retainer Election, Deferred Fees Election and/or a form-of-distribution election under Section 3.4(e).

1.12	"Deferred Account" means the participant's Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account, Deferred Cash Account and/or Deferred Stock Account.

1.13	"Deferred Cash Account" means the bookkeeping account established under Section 3.5(b) on behalf of a participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.14	"Deferred Dividends" means the amount of cash dividends on his or her Restricted Stock that a participant has elected to defer until a later year pursuant to an election under Section 3.2 (c).

1.15	"Deferred Dividends Account" means the bookkeeping account established under Section 3.2(c) on behalf of a participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.16	"Deferred Dividends Election" means the election by a participant under Section 3.2(c) to defer until a later year receipt of some or all of the dividends payable in the following year on his or her Restricted Stock.

1.17	"Deferred Fees" means the amount of a participant's fees (other than the participant’s annual Board retainer fees) that such participant has elected to defer until a later year pursuant to an election under Section 3.3(a).

1.18	"Deferred Fees Account" means the bookkeeping account established under Section 3.3 on behalf of a participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.19	"Deferred Fees Election" means the election by a participant under Section 3.3 to defer until a later year receipt of some or all of his or her fees (other than annual Board retainer).

1.20	"Deferred Pension" means the amount of a participant's Accrued Pension that such participant has elected to defer until a later year pursuant to an election under Section 3.1.

1.21	"Deferred Pension Account" means the bookkeeping Account established under Section 3.1 on behalf of a participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.22	"Deferred Pension Election" means the election by a participant under Section 3.1 to defer until a later year receipt of some or all of his or her Accrued Pension.

1.23	"Deferred Retainer" means the amount of a participant's annual Board retainer fees that such participant has elected to defer until a later year pursuant to an election under Section 3.3(a).

1.24	"Deferred Retainer Account" means the bookkeeping account established under Section 3.3 on behalf of a participant, and includes any Interest Return credited thereto pursuant to Section 3.7(a).

1.25	"Deferred Retainer Election" means the election by a participant under Section 3.3(a) to defer until a later year receipt of some or all of his or her annual Board retainer.

1.26	"Deferred Stock Account" means the bookkeeping account established under Sections 3.2, 3.4 and/or 3.5 on behalf of a participant and includes, in addition to amounts stated in those Sections, all Dividend Reinvestment Returns credited thereto pursuant to Section 3.7(b).

1.27	"Deferred Stock Election" means the election by a participant under Section 3.4(a) and/or (c) to have his or her Deferred Pension, Deferred Dividends, Deferred Retainer and/or Deferred Fees credited in the form of Common Stock to the participant's Deferred Stock Account.

1.28	"Director" means a member of the Board.

1.29	"Directors' Nonqualified Pension Arrangements" means the unfunded pension benefits payable to Directors pursuant to resolutions of the Board dated November 24, 1981 and March 28, 1995.

1.30	"Directors' Stock Trust" means the Becton, Dickinson and Company 1996 Directors' Deferral Trust established as of November 15, 1996 between the Company and Wachovia Bank of North Carolina, N.A.

1.31	"Dividend Reinvestment Return" means the amounts which are credited to each participant's Deferred Stock Account pursuant to Section 3.7(b) to reflect dividends declared and paid by the Company on its Common Stock.

1.32	"Effective Date" means the effective date of the Plan set forth in Section 5.4.

1.33	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

1.34	"Interest Return" means the amounts which are credited from time to time to each participant's Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and/or Deferred Cash Account pursuant to Section 3.7(a).

1.35	“Investment Election” means the participant’s election to have deferred amounts credited with hypothetical earnings credits (or losses) that track the investment performance of the Investment Options in accordance with Article III.

1.36	“Investment Options” means those hypothetical targeted investment options, other than Common Stock, designated by the Committee as measurements of the rate of return to be credited to (or charged against) amounts deferred to participants’ accounts other than their Deferred Stock Accounts.

1.37	"NYSE" means The New York Stock Exchange.

1.38	"Payment Date" means the last day of January, April, July or October of each calendar year on which the Directors are paid their compensation for the immediately preceding three (3) month period.

1.39	"Plan" means the Becton, Dickinson and Company 1996 Directors' Deferral Plan as from time to time in effect.

1.40	"Restricted Stock" means the shares of Common Stock issued to a Director, and bearing restrictions, pursuant to the Company's 1994 Restricted Stock Plan for Non-Employee Directors.

1.41	"Restricted Stock Election" means the election by a participant under Section 3.2(a) to surrender some or all of his or her shares of Restricted Stock to the Company and to have an equal number of shares of Common Stock credited to the participant's Deferred Stock Account.

1.42	"Shareholders' Meeting" means the regular annual meeting of the shareholders of the Company.

1.43	"Termination Date" means December 1, 1996, the date as of which the Directors' Nonqualified Pension Arrangements will have been effectively terminated.

ARTICLE II

Participation

2.1	Participation

	(a)	Participation in the Plan shall be limited to an individual who, as at the Effective Date of the Plan and/or any subsequent first day of any calendar quarter, is a Director.

	(b)	The Committee may, consistent with Company policy:

		(i)	designate as ineligible particular individuals or groups of individuals who otherwise would be eligible under Section 2.1(a); or

		(ii)	designate as eligible particular individuals or groups of individuals who otherwise would be ineligible under Section 2.1(a).

ARTICLE III

Deferral Elections, Accounts and Distributions

3.1	Deferred Pension Election

	(a)	Any participant, who has an Accrued Pension as of the Termination Date, may make a single one-time election, on or before December 5, 1996 in writing and on a form to be furnished by the Committee, to convert 25%, 50%, 75% or 100% of his or her Accrued Pension into a Deferred Pension Account under the Plan. Upon making a Deferred Pension Election, a new Deferred Pension Account will be established in the participant's name and will be credited, on or about December 20, 1996, with the amount of his or her Accrued Pension so converted.

	(b)	Once made, a Deferred Pension Election cannot be changed or revoked except as provided herein.

	(c)	A Deferred Pension Election shall defer the starting date for the payment of the designated amount of the participant's Accrued Pension, and any Interest Return credited thereon pursuant to Section 3.7, until the earliest of the participant's retirement, permanent and total disability, death or involuntary termination.

	(d)	In the event of any such Deferred Pension Election, the form of payment of any distribution (i.e., in a lump sum or in five or in ten approximately equal annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event triggering the distribution or January 31st of the calendar year immediately following such event) shall be elected at the same time. In the event that any distribution is elected to be paid in five or ten approximately equal annual installments, the participant also may elect, at the time of the Deferred Pension Election, to have the form of distribution, automatically and without further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such participant's death or permanent and total disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-payment election shall not be changed or revoked.

3.2	Restricted Stock Elections and Deferred Dividends Elections

	(a)	Any participant, who owns Restricted Stock as of the Effective Date, may make a single one-time election, on or before December 5, 1996 and on a form to be furnished by the Committee, to surrender to the Company 25%, 50%, 75% or 100% of his or her shares of Restricted Stock. Upon making such Restricted Stock Election, a new Deferred Stock Account will be established in the participant's name to which will be credited, on or about December 20, 1996, a number of shares of Common Stock equal to the number so surrendered.

	(b)	A participant who makes a Restricted Stock Election will defer the receipt of any balance in the participant's Deferred Stock Account, including any Dividend Reinvestment Return credited thereto pursuant to Section 3.7(b), until the earliest of the participant's (i) permanent and total disability, (ii) death and (iii) the later of (1) the date on which such shares of Restricted Stock otherwise would have vested, (2) January 2, 1998, and (3) the date of any retirement or other termination of service.

	(c)	Any participant, who owns Restricted Stock from time to time, also can elect, on or before December 31 of any calendar year, to defer 25%, 50%, 75% or 100% of the cash dividends otherwise payable on his or her Restricted Stock for the next succeeding calendar year. Such Deferred Dividends will be credited to the participant's Deferred Dividend Account as of each date on which cash dividends are otherwise paid on the Common Stock.

	(d)	A participant who makes a Deferred Dividends Election may defer the payment of any Deferred Dividends, and any Interest Return credited thereon pursuant to Section 3.7(a), until (i) the earliest of the participant's retirement, permanent and total disability, death or involuntary termination or (ii) a fixed date which is no earlier than three full calendar years after the calendar year during which the Deferred Dividends otherwise were payable and no later than ten years after the earliest date specified in (i), provided, however, that all distributions under Section 3.8(b) must be paid in full no later than ten years after the earliest of the participant's retirement, permanent and total disability, death or involuntary termination.

	(e)	Once made, neither a Restricted Stock Election nor a Deferred Dividends Election can be changed or revoked except as provided herein.

	(f)	In the event of any such Restricted Stock Election or Deferred Dividends Election, the form of payment of any distribution (i.e., in a lump sum or in five or in ten approximately equal annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event causing the distribution or January 31st of the calendar year immediately following such event) shall be elected at the same time. In the event that any distribution is elected to be paid in five or ten approximately equal annual installments, the participant also may elect, at the time of the Restricted Stock Election or Deferred Dividends Election, to have the form of distribution, automatically and without further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such participant's death or permanent and total disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-payment election shall not be changed or revoked.

3.3	Deferred Retainer Elections and Deferred Fees Elections

	(a)	With respect to an individual who is eligible to participate in this Plan in accordance with Section 2.1, elections of Deferred Retainer and/or Deferred Fees shall be made in writing on forms to be furnished by the Committee. A Deferred Retainer Election and/or a Deferred Fees Election shall apply only to the Director's annual retainer or fees, as the case may be, for the particular calendar year specified in the election. A participant may elect to defer from 1% of his or her annual retainer to 100% of that retainer (in increments of 1%) and/or 1% or 100% of his or her other fees (in increments of 1%).

	(b)	A Deferred Retainer Election and/or Deferred Fees Election with respect to payments for a particular calendar year (i) must be made on or before the December 31 preceding such calendar year or, in the case of a newly- elected Director, within thirty (30) days following the date on which he or she becomes a member of the Board, and (ii) once made, cannot be changed or revoked except as provided herein. Such Deferred Retainer shall be credited to the participant's Deferred Retainer Account (or, if none, to a new such account established in the participant's name) and his or her Deferred Fees shall be credited to the participant's Deferred Fees Account (or, if none, to a new such account established in the participant's name) as of each quarterly Payment Date. Revocation of any Deferred Retainer Election or Deferred Fees Election during a calendar year shall only affect future payments and shall reduce the participant's deferral percentage to zero for the remainder of that calendar year. Notice of revocation must be filed with the Committee by the fifteenth day of the month before the beginning of the next three-month period ending on a Payment Date. Such revocation shall not affect any balances credited to the participant's Deferred Retainer Account or Deferred Fees Account, as the case may be, before the effective date of the revocation of the election.

(c)	A participant who makes a Deferred Retainer Election or a Deferred Fees Election may defer the payment of any retainer and/or fees, and any Interest Return credited thereon pursuant to Section 3.7(a), until (i) the earliest of the participant's retirement, permanent and total disability, death or involuntary termination or (ii) a fixed date which is no earlier than three full calendar years after the calendar year during which the Deferred Retainer or Deferred Fees otherwise were payable and no later than ten years after the earliest date specified in (i), provided, however, that all distributions under Section 3.8(b) must be paid in full no later than ten years after the earliest of the participant's retirement, permanent and total disability, death or involuntary termination.

(d)	In the event of any such Deferred Retainer Election or Deferred Fees Election, the form of payment of any distribution (i.e., in a lump sum or in five or ten approximately equal annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event causing the distribution or January 31st of the calendar year immediately following such event) shall be elected at the same time. In the event that any distribution is elected to be paid in five or ten approximately equal annual installments, the participant also may elect, at the time of the Deferred Retainer Election and/or Deferred Fees Election, to have the form of distribution, automatically and without any further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such participant's death or permanent and total disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-payment election shall not be changed or revoked.

3.4	Deferred Stock Elections

	(a)	Instead of being credited to the participant's Deferred Pension Account, each participant who makes a Deferred Pension Election also may elect to have 25%, 50%, 75% or 100% of the amount otherwise creditable to his or her Deferred Pension Account instead credited in the form of Common Stock to a new Deferred Stock Account established in the participant's name.

	(b)	When a Deferred Stock Election is made in connection with a Deferred Pension Election, the participant's Deferred Stock Account will be credited on or about December 20, 1996, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the amount of the participant's Accrued Pension with respect to which the Deferred Stock Election applies, by the average price paid by the Trustee of the Directors' Stock Trust for shares of Common Stock with respect to such date or, if the Trustee shall not purchase shares of Common Stock equal to the number of shares of Common Stock creditable to all participants' Deferred Stock Accounts on such date, then, to the extent of such shortfall, such price shall be the average of the high and low NYSE market price for the Common Stock on such date and the portion of the participant's Deferred Pension Account balance used in such calculation shall be proportionate to such shortfall amount. At the same time, the participant's Deferred Pension Account will be debited by the amount so credited to the participant's new Deferred Stock Account.

	(c)	Instead of being credited to the participant's Deferred Dividends Account, Deferred Retainer Account or Deferred Fees Account, each participant also may elect to have 25%, 50%, 75% or 100% of his or her Deferred Dividends, Deferred Retainer and/or Deferred Fees credited in the form of Common Stock to the participant's Deferred Stock Account. Except as provided in Section 3.5, an election to have Deferred Dividends, Deferred Retainer or Deferred Fees credited to the participant's Deferred Stock Account must be made concurrently with the Deferred Dividends Election, Deferred Retainer Election or Deferred Fees Election, as the case may be.

	(d)	A participant's Deferred Stock Account will be credited:

		i)	regularly, as of each date on which dividends are paid on the Common Stock, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the portion of the participant's Deferred Dividends for such dividend payment date subject to the Deferred Stock Election by the average price paid by the Trustee of the Director's Stock

Trust for shares of Common Stock with respect to such dividend payment date or, if the Trustee shall not at such time purchase any shares of Common Stock, then the price shall be the average of the high and low NYSE market price for the Common Stock on such date;

	ii)	quarterly, as of each Payment Date, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the portion of the participant's Deferred Retainer and/or Deferred Fees accumulated during the preceding fiscal quarter and which are subject to the Deferred Stock Election by the average price paid by the Trustee of the Director's Stock Trust for shares of Common Stock with respect to such Payment Date or, if the Trustee shall not at such time purchase any shares of Common Stock, then the price shall be the average of the high and low NYSE market price for the Common Stock on such date; and

	iii)	annually, as of the day after the Shareholders' Meeting with the Annual Share Amount, if, after such meetings the participant was elected or continued to serve as a Director of the Company.

(e)	Each participant who has a Deferred Stock Account shall receive distributions from such Account attributable to his or her Annual Share Amounts, and any Dividend Reinvestment Return credited thereon pursuant to Section 3.7(b), upon the earliest of the participant's retirement, permanent and total disability, death or involuntary termination. Such participant, within thirty (30) days after his or her Deferred Stock Account is credited with an Annual Share Amount, shall elect the form of payment of any such distribution (i.e., in a lump sum or in five or in ten approximately equal annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event triggering the distribution or January 31st of the calendar year immediately following such event).

In the event that any distribution is elected to be paid in five or ten approximately equal annual installments, the participant also may elect, at the time of the initial form-of-distribution election, to have the form of distribution, automatically and without further action on his or her part, converted to a lump sum payment in accordance with Section 3.8(b) in the event of such participant's death or permanent and total disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-distribution election shall not be changed or revoked.

(f)	In the event of any merger, consolidation, reorganization, recapitalization, stock dividend (including without limitation, stock dividends consisting of securities other than the shares of Common Stock), distribution (other than regular cash dividends), stock split, reverse stock split, separation, spin-off, split-off or other distribution of stock or property of the Company, or other change in the corporate structure or capitalization, there shall be appropriate adjustment made by the Board in the number and kind of shares (rounded to the nearest one-one hundredth of a share) or other property that shall be credited in the aggregate and to individual participants' deferred stock accounts under the Plan, so that the participants' Deferred Stock Accounts reflect the same equity percentage interest in the Company after the transaction as was the case before such transaction, and so that each share of Common Stock credited to a participant's Deferred Stock Account before a transaction accrues the same benefits after the transaction as does each share of Common Stock outstanding before such transaction.

(g)	If at least a majority of the Company's stock is sold or exchanged by its Shareholders pursuant to an integrated plan for cash or property (including Stock of another corporation) or if substantially all of the assets of the Company are disposed of and, as a consequence thereof, cash or property is distributed to the Company's shareholders, each participant's Deferred Stock Account will, to the extent not already so credited under Section 3.7(b), be (i) credited with the amount of cash or property receivable by a Company shareholder directly holding the same number of shares of Common Stock as is credited to such participant's Deferred Stock Account and (ii) debited by that number of shares of Common Stock surrendered by such equivalent Company shareholder.

(h)	Each participant who has a Deferred Stock Account also shall be entitled to provide directions to the Committee to cause the Committee to similarly direct the Trustee of the Trust to vote, on any matter presented for a vote to the shareholders of the Company, that number of shares of Common Stock held by the Trust equivalent to the number of shares of Common Stock credited to the participant's Deferred Stock Account. The Committee shall arrange for distribution to all participants in a timely manner of all communications directed generally to the shareholders of the Company as to which their votes are solicited.

(i)	Pursuant to the Policy Statement on Insider Trading and Securities Transactions, as the same may be amended (the “Policy”), there are time periods (each, a “blackout period”) during which time participants may not effect transactions, directly or indirectly, in Company equity securities. Under the Policy, the Company’s Corporate Secretary may also impose additional blackout periods with respect to some or all participants. Participants whose ability to effect transactions is prohibited during such blackout periods also will be prohibited during such periods from making any Conversion Election, Deferred Stock Election or Investment Election that increases or decreases the amount credited to the participant’s Deferred Stock Account. The Committee, at the direction of the Company’s Corporate Secretary, shall adopt and implement procedures to ensure that the provisions of this subsection are carried out.

3.5	Conversion Elections

	(a)	Any individual who has a Deferred Dividends Account, Deferred Fees Account, Deferred Retainer Account and/or a Deferred Cash Account may make an additional election, to convert any whole percentage of the participant's deferred account balance as of the date of such election from a cash balance into a Common Stock balance which would be credited to his or her Deferred Stock Account (or, if none, to a new such account established in the participant's name).

	(b)	When a Conversion Election is made, the participant's Deferred Stock Account will be credited, on or about January 2nd of the year following the election, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the balance in the participant's Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account, and/or Deferred Cash Account by the average price paid by the Trustee of the Directors' Stock Trust for shares of Common Stock with respect to such date, or, if the Trustee shall not purchase shares of Common Stock equal to the number of shares of Common Stock creditable to all participants' Deferred Stock Accounts on such date, then, to the extent of such shortfall, such price shall be the average of the high and low NYSE market price for the Common Stock on such date and the portion of the participant's Deferred Dividends Account balance, Deferred Retainer Account balance, Deferred Fees Account balance and/or Deferred Cash Account balance used in such calculation shall be proportionate to such shortfall amount. At the same time, the participant's Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and/or Deferred Cash Account, as the case may be, will be debited by an amount equal to the amount so credited to the participant's Deferred Stock Account.

3.6	Change-of-Form Elections and Additional Deferral Elections

	(a)	Any participant, who has made a Deferral Election, may make an additional election to change the form of distribution of the balance in any of his or her Deferred Accounts to one of the three acceptable forms of distributions under Section 3.8(b). Only one Change-of-Form Election may be made by any participant with respect to the balance in any Deferred Account attributable to any individual Deferred Election during any three (3) calendar years; provided, however, that no such Change-of- Form Election will be effective with respect to any balance in any participant's Deferred Account, unless made in connection with the establishment of the Deferred Account, until such balance has been in such Deferred Account for at least two (2) calendar years.

	(b)	Any participant who has made a Restricted Stock Election, Deferred Dividends Election, Deferred Retainer Election or Deferred Fees Election may make an additional election to further postpone the initial starting date for distributions of the balance in his or her Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account or Deferred Stock Account (to the extent attributable to a Deferred Stock Election or Conversion Election with respect to a Restricted Stock Election, Deferred Dividends Election, Deferred Retainer Election and/or Deferred Fees Election) to a date no earlier than three full calendar years thereafter and no later than the latest date that would have been permitted under Sections 3.2(d) or 3.3(c), as the case may be, for the initial Deferral Election; provided, however, that only one such Additional Deferral Election may be made with respect to the balance in any Deferred Account attributable to any individual Deferral Election.

3.7	Investment Return on Deferred Accounts

	(a)	If a participant does not make an Investment Election as provided below, the Committee shall credit the balance of each participant's Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and Deferred Cash Account during the calendar year with an Interest Return equal to interest thereon. Such balances shall include all Interest Returns previously credited to the account. The Interest Return to be credited for each calendar year shall be calculated by multiplying the average daily balance in each such Deferred Account by the Moody's Seasoned Aaa Corporate Bond Rate in effect on the first business day of September of the previous calendar year, as published in the weekly Federal Reserve Statistical Release (Publication H.15). Notwithstanding the foregoing, at the time the participant makes a Deferral Election (other than a Restricted Stock Election or a form of distribution election), the participant may make an Investment Election and select Investment Options with respect to the amounts credited to those accounts. If a participant makes an Investment Election, additional hypothetical bookkeeping amounts shall be credited to (or deducted from) the participant’s Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account or Deferred Cash Account to reflect the earnings (or losses) that would have been experienced had the deferred amounts been invested in the Investment Options selected by the participant as targeted rates of return, net of all fees and expenses otherwise associated with the Investment Options. The Committee may add or delete Investment Options, on a prospective basis, by notifying all participants whose accounts are hypothetically invested in such Investment Options, in advance, and soliciting elections to transfer deferred amounts so that they track investments in other Investment Options then available. Investment Elections will continue in effect until changed by the participant. A participant may change a prior Investment Election on a monthly basis, in such manner as approved by the Committee.

	(b)	Each time the Company declares a dividend on its Common Stock, each participant's Deferred Stock Account will be credited with a Dividend Reinvestment Return equal to that number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing (i) the amount that would have been paid (or the fair market value thereof, if the dividend is not paid in cash) to the participant on the total number of shares of Common Stock credited to the participant's Deferred Stock Account had that number of shares of Common Stock been held by such participant by (ii) the average price paid by the Trustee of the Stock Trust for shares of Common Stock with respect to the dividend payment date or, if the Trustee shall not at such time purchase any shares of Common Stock , then the price shall be the average of the high and low NYSE market price for the Common Stock on such date.

	(c)	Within 60 days following the end of each calendar year, the Committee shall furnish each participant with a statement of account which shall set forth the balance in each of the individual's Deferred Accounts as of the end of such calendar year, inclusive of cumulative Interest Return and/or Dividend Reinvestment Return.

3.8	Distributions

	(a)	Upon occurrence of an event specified in the participant's Deferral Election, as modified by any Change-of-Form Election, the amount of a participant's Deferred Pension Account, Deferred Dividends Account, Deferred Retainer Account, Deferred Fees Account and/or Deferred Cash Account shall be paid in cash and the amount of a participant's Deferred Stock Account shall, except as otherwise provided in Section 3.4(g) or 3.9 or to the extent the Company is otherwise, in the reasonable judgment of the Committee, precluded from doing so, be paid in shares of Common Stock (with any fractional share interest therein paid in cash to the extent of the then fair market value thereof), in each case to the participant or his or her beneficiary, as applicable. Such payment(s) shall be from the general assets of the Company (including the Directors' Stock Trust) in accordance with this Section 3.8.

	(b)	Unless other arrangements are specified by the Committee on a uniform and nondiscriminatory basis, deferred amounts shall be paid in the form of (i) a lump sum payment, (ii) in five approximately equal annual installments or (iii) in ten approximately equal annual installments, as elected by the participant at the time of his or her Deferral Election and as modified by any applicable subsequent Change-of-Form Election; provided, however, that payments shall be made only in a single lump sum if payment commences due to termination for cause. Such payments shall be made (or begin to be made) as soon as practicable following the occurrence of the event making payment necessary or, if so elected in the Deferral Election, on the January 31st of the calendar year immediately following such event.

(c)	In case of an unforeseeable emergency, a participant may request the Committee, on a form to be provided by the Committee, that payment be made earlier than the date to which it was deferred; provided, however, that no such acceleration of the distribution date(s) shall apply to that portion of the balance(s) in the participant's Deferred Accounts either attributable to Annual Share Amounts, and any Dividend Reinvestment Return credited thereon pursuant to Section 3.7(b), or to a Deferred Pension Election, and any Interest Return or Dividend Reinvestment Return credited thereon pursuant to Section 3.7.

For purposes of this Section 3.8(c), an "unforeseeable emergency" shall be limited to a severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or of a dependent (as defined in section 152(a) of the Code) of the participant, loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan.

The Committee shall consider any requests for payment under this Section 3.8(c) on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in section 457 of the Code and the regulations thereunder.

(d)	The Company shall deduct from all payments under the Plan federal, State and local income and employment taxes, as required by applicable law. No participant or beneficiary shall be entitled to receive any distribution of shares of Common Stock credited to a participant's Deferred Stock Account until the Company has received full payment of such withholding obligations in cash.

3.9	General Provisions

	(a)	The Company shall make no provision for the funding of any Deferred Accounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Code or (ii) would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations § 1.83-3(e); and, except to the extent specified in the Directors' Stock Trust following a "change of control" (as defined in the Directors' Stock Trust) of the Company, the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and in Section 3.9(c), the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulations § 1.677(a)-1(d) to accumulate funds and/or shares of Common Stock to pay amounts under this Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency.

	(b)	In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments from any Deferred Account, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company's creditors.

	(c)	A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to a Deferred Account, shall have a claim upon the Company only to the extent of the balance(s) in his or her Deferred Accounts.

	(d)	The participant's beneficiary under this Plan with respect to the balance(s) in his or her Deferred Accounts shall be the person designated to receive benefits on account of the participant's death on a form provided by the Committee.

	(e)	All commissions, fees and expenses that may be incurred in operating the Plan and any related trust(s) established in accordance with Section 3.9(a) (including the Directors' Stock Trust) will be paid by the Company.

	(f)	Notwithstanding any other provision of this Plan: (i) elections under this Plan may only be made by participants while they are directors of the Company; (ii) no Conversion Election, Change-of-Form Election or Additional Deferral Election shall be effective if made within six (6) months prior to the earlier of (1) the date of the participant's scheduled retirement or (2) the date the participant voluntarily terminates service on the Board; (iii) no Change-of-Form Election or Additional Deferral Election shall be effective with respect to any balance in any Deferred Account that is scheduled to be paid (or to begin to be paid) within six (6) months after the date of such election; and (iv) distributions otherwise payable to a participant in the form of Common Stock shall be delayed and/or instead paid in cash in an amount equal to the fair market value thereof if such payment in Common Stock would violate any federal or State securities laws (including Section 16(b) of the Securities Exchange Act of 1934, as amended) and/or rules and regulations promulgated thereunder.

3.10

Non-Assignability

Participants, their legal representatives and their beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the participants or of their beneficiaries.

ARTICLE IV

Administration

4.1	Plan Administrator

Subject to the express provisions of the Plan, the Committee shall have the exclusive right to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

The Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

ARTICLE V

Amendment, Termination and Effective Date

5.1	Amendment of the Plan

Subject to the provisions of Section 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board of Directors.

5.2	Termination of the Plan

Subject to the provisions of Section 5.3, the Plan may be terminated at any time by written action of the Board of Directors.

5.3	No Impairment of Benefits

Notwithstanding the provisions of Sections 5.1 and 5.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.

5.4	Effective Date

The Plan is effective as of November 1, 1996.

APPENDIX A

EXTENDED DEFERRAL OF EQUITY BASED COMPENSATION INCLUDING

RESTRICTED STOCK UNITS

Effective November 21, 2006, the following provisions apply to a participant’s ability to defer distribution of Equity-Based Compensation:

A.1	Definitions. The following definitions apply to this Appendix A. Any defined term not defined in this Section A.1 will have the same meaning provided under Article I of the Plan.

	(a)	“Deferred Equity-Based Compensation Account” means the bookkeeping account established as a sub-account of the Deferred Stock Account on behalf of a participant who makes an Equity-Based Compensation Deferral Election pursuant to Section A.2.

	(b)	“Equity-Based Compensation Plan” means the Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan.

	(c)	“Equity-Based Compensation Deferral Election” means the election by a participant under Section A.2 to defer all or a portion of the participant’s Equity- Based Compensation.

	(d)	“Equity-Based Compensation” means restricted stock units and other stock-based awards granted under the Equity-Based Compensation Plan, and does not include any such awards that qualify as vested stock, restricted stock, stock option awards, or stock appreciation rights.

A.2		Equity-Based Compensation Deferral Election.

	(a)	Each participant may make an Equity-Based Compensation Deferral Election to defer the initial starting date the Equity-Based Compensation is otherwise distributable to the participant or change an existing Equity-Based Compensation Deferral Election. Any Equity-Based Compensation Deferral Election that changes the time of distribution of a participant’s Equity-Based Compensation: 1) must delay receipt of such distribution for at least 5 (five) years but not more than 10 (ten) years beyond the original distribution date; 2) must be made at least 12 months before the original distribution date; and 3) will not be effective until 12 months after the new election. Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder: (I) a participant may make an Equity-Based Compensation Deferral Election that changes the time and manner of payment of Equity-Based Compensation subject to Code Section 409A and deferred on or before December 31, 2006 at any time on or before December 31, 2006, provided that the election (1) is for Equity-Based

Compensation not otherwise distributable in 2006, and (2) does not cause an amount to be distributed to a participant in 2006; and (II) a participant may make an Equity-Based Compensation Deferral Election that changes the time and manner of payment of Equity-Based Compensation subject to Code Section 409A and deferred on or before December 31, 2007 at any time on or before December 31, 2007, provided that if any such election is made during the calendar year ending on December 31, 2007, the election (1) is for Equity-Based Compensation not otherwise distributable in 2007, and (2) does not cause an amount to be distributed to a participant in 2007. A participant may make an Equity-Based Compensation Deferral Election for any percentage of the participant’s Equity- Based Compensation that is a multiple of 10%. Once made, an Equity-Based Compensation Deferral Election cannot be changed or revoked except as provided herein.

(b)	The Committee shall provide the participant with the appropriate election forms with which a participant may make an Equity-Based Compensation Deferral Election. All Equity-Based Compensation Deferral Elections (including any modifications of prior Equity-Based Compensation Deferral Elections otherwise permitted under the Plan) may be made in accordance with written, electronic or telephonic procedures prescribed by the Committee.

(c)	Equity-Based Compensation that is deferred pursuant to an Equity-Based Compensation Deferral Election will be transferred to the Deferred Equity-Based Compensation Account, and credited with dividend equivalent rights as follows: each time the Company declares a dividend on its Common Stock, each participant's Deferred Equity-Based Compensation Account will be credited with a Dividend Reinvestment Return equal to that number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing (i) the amount that would have been paid (or the fair market value thereof, if the dividend is not paid in cash) to the participant on the total number of shares of Common Stock credited to the participant's Deferred Equity-Based Compensation Account had that number of shares of Common Stock been held by such participant by (ii) the average price paid by the Trustee of the Stock Trust for shares of Common Stock with respect to the dividend payment date or, if the Trustee shall not at such time purchase any shares of Common Stock, then the price shall be the average of the high and low NYSE market price for the Common Stock on such date.

A.3		Diversification of Equity-Based Compensation Upon Termination of Service

	(a)	On and after the date the participant separates from service on the Board, and before the occurrence of the event specified in the terms of the participant’s Equity-Based Compensation Deferral Election form, amounts in the participant's Deferred Equity-Based Compensation Account shall, except as otherwise provided in the Plan or to the extent the Company is otherwise, in the reasonable judgment of the Committee, precluded from doing so, be transferred to the participant’s Deferred Stock Account and administered in accordance with the Plan provisions governing the Deferred Stock Account.

A.4		Distributions of Equity-Based Compensation

	(a)	Upon the occurrence of an event specified in the terms of the participant’s Equity- Based Compensation Deferral Election form, the Equity-Based Compensation in a participant’s Deferred Stock Account shall be paid in accordance with the Plan provisions governing the distribution of the Deferred Stock Account, in each case to the participant or his or her beneficiary, as applicable; and the Equity-Based Compensation in a participant’s Deferred Cash Account, if any, shall be paid in the same manner as provided in Section 3.8(a) for the Deferred Cash Account, in each case to the participant or his or her beneficiary, as applicable.

	(b)	Deferred amounts shall be distributed (or begin to be distributed) as soon as practicable following the occurrence of the event making distribution necessary, but in no event later than the fifteenth day of the third month following the end of the calendar year in which such distribution event occurs.